Exhibit 5.1

655 Fifteenth Street, N.W.

Washington, D.C. 20005

To Call Writer Directly: 202 879-5000	202 879-5000 www.kirkland.com	Facsimile: 202 879-5200 Dir. Fax: 202 879-5200

December 29, 2005

Allion Healthcare , Inc.

1660 Walt Whitman Road

Suite 105

Melville, NY 11747

Ladies and Gentlemen:

We are acting as special counsel to Allion Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of shares of its Common Stock, par value $0.001 per share (the “Common Stock”), including shares of its Common Stock to cover over-allotments, if any, pursuant to the Registration Statement on Form S-1 (File No. 333-130165), originally filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2005 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be issued and sold by the Company pursuant to the Registration Statement are referred to herein as the “Shares.”

In connection, with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation of the Company in the form filed as Exhibit 3.1 to the Registration Statement, as such Certificate has been amended by the Certificate of Correction filed with the Secretary of State of the State of Delaware on May 10, 2005 in the form filed as Exhibit 3.12 to the Registration Statement; (iv) the Third Amended and Restated By-laws (the “By-laws”) of the Company in the form filed as Exhibit 3.7 to the Registration Statement; (v) the form of underwriting agreement attached as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); (vi) resolutions of the Board of Directors of the Company (the “Resolutions”) with respect to the issuance and sale of the shares of common stock of the Company, par value $.001 (the “Shares”); and (vii) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and

December 29, 2005

delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, when (i) the Board of Directors of the Company has adopted and approved the By-laws, (ii) the final Underwriting Agreement is duly executed and delivered by the parties thereto, and (iii) the Registration Statement becomes effective under the Act:

When the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, (assuming the amount paid per Share is above the par value per share of the Common Stock) all in accordance with the Underwriting Agreement and the Resolutions, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

            Sincerely,

            KIRKLAND & ELLIS LLP